Exhibit 99.1

Contacts:

Vincent J. Milano

Vice President, Chief Operating Officer,

Chief Financial Officer and Treasurer

VIROPHARMA INCORPORATED

Phone (610) 321-6225

Will Roberts

Senior Director, Corporate Communications

VIROPHARMA INCORPORATED

Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports Third Quarter and Nine-Month 2007

Financial Results

Exton, PA, October 30, 2007 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the third quarter and nine-months ended September 30, 2007.

Key events since June 30, 2007 include:

Clinical:

•	Patient enrollment began in a Phase 3 study of Camvia™ (maribavir) in liver transplant patients;

•	Patient enrollment continued to the plan in Phase 3 study of Camvia in stem cell transplant patients; study enrollment expanded to European sites;

•

Dosing with HCV-796 was discontinued in an ongoing Phase 2 combination study in hepatitis C patients following discovery of elevated liver enzyme levels in a subset of patients; trial participants continue to receive pegylated interferon and ribavirin in this study; and

•

New data presented at the 2007 Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) meeting by Genzyme Corporation show Vancocin® is superior in clinical success to metronidazole and Genzyme’s experimental compound in patients with severe CDAD (Louie et al., 2007).

Operational:

•	Net sales of Vancocin® were $51 million;

•	Launched new sales and marketing initiatives for Vancocin; and

•	Research and development expenses increased by 40 percent over the third quarter of 2006, primarily driven by investments in Camvia.

Financial:

•	Operating income was $27.9 million;

•	Working capital increased by $31 million to $573 million;

•	Cash, cash equivalents and short-term investments grew to $552 million; and

•	11th consecutive quarter of cash flow positivity and profitability achieved.

Net sales of Vancocin® were $50.9 million for the third quarter of 2007 and $156.1 million for the first nine months of 2007 as compared to $55.1 million and $128.2 million in the respective 2006 periods.

Operating income in the third quarter and nine-months ended September 30, 2007 was $27.9 million and $96.7 million, respectively, compared to $34.5 million and $73.7 million in the third quarter and nine months of 2006, respectively. Operating income in the third quarter decreased primarily due to lower sales and increased development costs incurred during the quarter.

“Increased momentum in our Phase 3 Camvia program is of utmost importance to ViroPharma; the third quarter of 2007 reflected this momentum, as shown by the dramatic increase in clinical expenses this period over that of the same quarter in 2006,” commented Michel de Rosen, ViroPharma’s president and chief executive officer. “For example, we began enrolling into our pivotal Phase 3 trial in liver transplant recipients. There is tremendous global enthusiasm by investigators in this study, as well as in our ongoing pivotal study in stem cell transplant patients. We also made good progress in elucidating the regulatory and clinical plan for Camvia in Europe. The third quarter was not only a great quarter of clinical execution, but also strong financially. The continued, robust performance of Vancocin helped grow our working capital to $573 million, of which $552 million is in cash, cash equivalents and short-term investments.”

Continued de Rosen, “Another company engaged in developing novel therapeutics targeting CDAD, Genzyme Corporation, presented data during the quarter which, among other things, compared clinical success with Vancocin to that of metronidazole and their investigational compound in patients with CDAD. These statistically significant results (p=0.04) showed that in cases of severe disease, patients achieved a higher clinical success rate than patients on metronidazole or the investigational compound. These data confirm the efficacy and safety of Vancocin in patients with severe CDAD and we expect that these data and the IDSA/SHEA guidelines for treatment of CDAD will be strongly considered in treatment recommendations.”

Net income in the third quarter and nine-months ended September 30, 2007 was $21.3 million and $75.0 million, respectively, compared to a net income of $23.3 million and $48.7 million for the same periods in 2006. Net income per share for the quarter ended September 30, 2007 was $0.30 per share, basic and $0.26 per share, diluted, compared to a net income of $0.34 per share, basic, and $0.33 per share, diluted, for the same period in 2006. Net income per share for the nine-months ended September 30, 2007 was $1.07 per share, basic, and $0.96 per share, diluted, compared to a net income of $0.71 per share, basic, and $0.69 per share, diluted, for the same period in 2006.

The primary drivers of the change in net income for the third quarter were the effects of decreased operating income discussed above, offset by increased interest income and a lower effective tax rate. Net income for the nine month period increased primarily due to higher net sales.

Operating Highlights

During the three and nine months ended September 30, 2007, net sales of Vancocin decreased 7.6 percent and increased 21.8 percent, respectively, compared to the same periods in 2006. The decrease in net sales of 7.6 percent resulted from fewer units sold to wholesalers in the third quarter of 2007 than during the third quarter of 2006 as a result of wholesaler buyer decisions to increase inventory levels in the third quarter of 2006. The nine month increase of 21.8 percent resulted from an increase in units sold to wholesalers and the impact of a price increase in 2007.

The gross product margin rate (net product sales less cost of sales as a percent of net product sales) for Vancocin increased to over 95 percent in the 2007 periods as compared to 91 percent and 87 percent for the third quarter and nine months of 2006, respectively. The increase is the result of the price increases and lower cost of sales per unit. This lower cost primarily results from the sale of units during the first half of 2007, which were manufactured by NPI Pharmaceuticals (formerly OSG Norwich) and carried a lower inventory cost than the units sold during the first half of 2006 that were manufactured by Eli Lilly & Co.

The total remaining costs and expenses associated with operating income were $21.0 million and $15.9 million, for the third quarter of 2007 and 2006, respectively, and $52.4 million and $37.9 million, for the nine months of 2007 and 2006, respectively. These increases are primarily due to research and development costs, increased medical education and legal costs as well as an increase in stock compensation expense.

The Company’s effective income tax rate was 36.4 percent and 37.3 percent for the quarters ended September 30, 2007 and 2006, respectively, and 32.3 percent and 38.1 percent for the nine months ended September 30, 2007 and 2006, respectively. Income tax expense includes federal, state and foreign income tax at statutory rates and the effects of various permanent differences. The decrease in the 2007 rate as compared to 2006 is primarily due to our current estimate of the impact of orphan drug credit for Camvia. The Company currently anticipates an effective tax rate of approximately 33 percent for the year ended December 31, 2007, which includes an estimate related to Camvia’s orphan drug credit based upon estimates of qualified expenses and excludes the impact of discrete items. The Company continues to evaluate our qualified expenses and, to the extent that actual qualified expenses vary significantly from our estimates, our effective tax rate will be impacted.

Regarding additional payments due to Lilly in connection with the Vancocin acquisition, net sales as of September 30, 2007 exceeded the maximum milestone threshold of $65.0 million. As a result, the Company recorded additional purchase price of $6.0 million to intangible assets in June 2007, which was paid to Lilly in the third quarter. No purchase price consideration will be due to Lilly relating to net sales occurring in the remainder of 2007.

Working Capital Highlights

As of September 30, 2007, ViroPharma’s working capital was $573.3 million, which represents a $306.9 million increase from December 31, 2006, $31.2 million of which occurred in the third quarter of 2007. The nine month increase is primarily the result of the senior convertible notes issued on March 26, 2007 and cash flows.

Looking ahead in 2007

ViroPharma is updating previously announced guidance for the year 2007 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2007, ViroPharma anticipates the following:

•	Net product sales are expected to be between $202 to $208 million;

•	Gross margin rate for Vancocin is expected to be consistent with our actual results in the first nine months of 2007;

•	Research and development (R&D) and marketing, general and administrative (MG&A) expenses, excluding the impact of SFAS 123R, are expected to be between $68 to $73 million.

•

The SFAS 123R impact to the above expenses will be approximately $8 million. Including the impact of SFAS 123R, the research and development (R&D) and marketing, general and administrative (MG&A) expenses are expected to be between $76 and $81 million.

Non-GAAP Disclosures

This press release includes non-GAAP financial information as the Company’s projected research and development and marketing, general and administrative expenses has been presented excluding the effect of stock option expense resulting from the application of SFAS 123R. The Company believes that presenting its research and development (R&D) expense and marketing, general and administrative (MG&A) expense in this release both with and without the impact of share-based compensation will allow investors to better understand the Company’s financial results and how such results compare with the Company’s prior results and current guidance.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on October 30, 2007 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial 877-366-0713 (domestic) and 302-607-2000 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until November 13, 2007.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/Vancocin_pi_2007.htm). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C virus (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including the Company’s financial guidance for 2007. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s actual results may vary depending on a variety of factors, including:

•

the development and approval of competitive generic versions of oral Vancocin, approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	fluctuations in wholesaler order patterns and inventory levels;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin to meet demand for the product;

•	changes in prescribing or procedural practices of infectious disease, gastroenterology and internal medicine doctors, including off-label prescribing of other products;

•	actions by the FDA, the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed;

•	decrease in the sensitivity of the relevant bacteria to Vancocin;

•	changes in terms required by wholesalers, including fee-for-service contracts;

•	the timing and results of anticipated events in the Company’s CMV and HCV programs; and

•

the timing and nature of potential business development activities related to the Company’s efforts to expand its current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

These factors, and other factors, including, but not limited to those described in ViroPharma’s 2006 annual report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Statements of Operations:	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2007	2006	2007	2006
Revenue:
Net product sales	$50,944	$55,105	$156,074	$128,163
Milestone, license fee and other revenue	—	141	—	423

Revenue	50,944	55,246	156,074	128,586

Costs and Expenses:
Cost of sales	2,029	4,868	6,900	16,966
Research and development	10,543	7,529	23,365	14,834
Marketing, general and administrative	9,027	7,047	24,341	18,711
Intangible amortization and acquisition of technology rights	1,401	1,341	4,719	4,327

Total costs and expenses	23,000	20,785	59,325	54,838

Operating income	27,944	34,461	96,749	73,748

Net (loss) on bond redemption	—	—	—	(1,127)
Interest income	6,978	2,512	17,046	6,669
Interest expense	(1,435)	179	(2,961)	(686)

Income before income tax expense	33,487	37,152	110,834	78,604
Income tax expense	12,199	13,874	35,852	29,935

Net income	$21,288	$23,278	$74,982	$48,669

Basic net income per share	$0.30	$0.34	$1.07	$0.71

Diluted net income per share	$0.26	$0.33	$0.96	$0.69

Shares used in computing net income per share amounts
Basic	69,835	69,119	69,807	68,756

Diluted	83,901	70,292	79,747	70,151

Consolidated Balance Sheets:	September 30, 2007	December 31, 2006
(in thousands)
Cash, cash equivalents and short-term investments	$552,224	$255,409
Working capital	573,317	266,443
Total assets	743,524	429,694
Total liabilities	273,029	17,795
Total stockholders’ equity	470,495	411,899

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